SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 23, 2014

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On October 23, 2014, Southern Power Company (“Southern Power”), through its wholly-owned subsidiary SG2 Holdings, LLC (“Holdings”), acquired all of the outstanding membership interests of SG2 Imperial Valley, LLC (“Imperial”) from a wholly-owned subsidiary of First Solar, Inc. (“First Solar”). Imperial is constructing an approximately 150-megawatt solar photovoltaic facility in Southern California (the “Imperial Facility”). The Imperial Facility is expected to begin commercial operation later in the fourth quarter 2014. The Imperial Facility’s output is contracted under a 25-year power purchase agreement with San Diego Gas & Electric Company, a subsidiary of Sempra Energy. The acquisition of the Imperial Facility aligns with Southern Power’s overall growth strategy.
In connection with this acquisition, Holdings made an aggregate payment (consisting of cash consideration and a secured promissory note) of approximately $128 million to the subsidiary of First Solar and became obligated to pay the contract price as it becomes due under the construction contract for the Imperial Facility. In addition, subject to certain terms and conditions, a subsidiary of First Solar will be admitted as a member of Holdings, and subsidiaries of each of Southern Power and First Solar, as members of Holdings, will make capital contributions to Holdings that will be used to pay off the previously issued secured promissory note and to fund the Imperial Facility construction obligation. As a result of these capital contributions, the aggregate purchase price payable by Southern Power for the acquisition is approximately $508 million. Following these capital contributions, Southern Power will indirectly own 100% of the Class A membership interests of Holdings and be entitled to 51% of all cash distributions from Holdings, and First Solar will indirectly own 100% of the Class B membership interests of Holdings and be entitled to 49% of all cash distributions from Holdings. In addition, Southern Power will be entitled to substantially all of the federal tax benefits with respect to this transaction.
If the Imperial Facility does not achieve substantial completion by a certain date, Southern Power may require that First Solar make a rescission payment to Southern Power in an amount equal to Southern Power’s investment in Holdings, and Southern Power would be required to transfer its ownership interests in Imperial back to First Solar.
The ultimate outcome of this matter cannot be determined at this time.

Cautionary Note Regarding Forward-Looking Statements:

Certain information contained in this Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the completion of construction and subsequent operation of the Imperial Facility. Southern Power cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Power’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: ability to control costs and avoid cost overruns during the development and construction of facilities, including changes in labor costs and productivity factors, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor, contractor or supplier delay, non-performance under construction or other agreements, and/or operations; ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any operational and environmental performance standards, including the requirements of tax credits and other incentives, and to integrate facilities or operations; and potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Power. Southern Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2014	SOUTHERN POWER COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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